EXHIBIT 99(f)
                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

            For a description of legal proceedings affecting the Company and its subsidiaries, including HL&P, reference is made to the information set forth in Item 3 of the 1994 Combined Form 10-K, Item 1 of Part II of the Combined Form 10-Q, Notes 2, 3 and 4 to the Company's Consolidated and HL&P's Financial Statements in the Combined Form 8-K and Notes 2(b) and 3 to the Company's Consolidated and HL&P's Financial Statements in the Combined Form 10-Q, which information, as qualified and updated by the description of developments in regulatory and litigation matters contained in Notes 2, 3 and 4 of the Notes to the Financial Statements included in Part I of this Report, is incorporated herein by reference.

            GULF STATES UTILITIES CO. V. HOUSTON LIGHTING & POWER CO., ET AL., formerly pending in the United States District Court for the Southern District of Texas, Houston Division, was dismissed upon joint stipulation of all the parties in June 1995. Under the terms of the Agreement of Compromise and Settlement, HL&P bears its own fees, costs and expenses, but is not required to pay any other amounts.